Exhibit 10.110
Hexion Holdings CORPORATION
2021 INCENTIVE COMPENSATION PLAN (the “Plan”)

Purpose of the Plan
The Plan is sponsored by Hexion Holdings Corporation (“Hexion Holdings”) to reward associates of Hexion Inc. (“Hexion”) and its subsidiaries for delivering increased value by profitably growing the business and controlling costs. The Plan is designed to link rewards with critical financial metrics for the purpose of promoting actions which are the most beneficial to Hexion’s short-term and long-term value creation.
Administration
The Plan shall be administered by and awards under the Plan shall be authorized by the Compensation Committee (the “Committee”) of Hexion Holdings’ Board of Directors (the “Board”). The Committee may delegate some of its authority under the Plan to management or as is otherwise stated in the Plan. The Committee has the right to amend or terminate this Plan at any time.
Plan Year
January 1, 2021 - December 31, 2021
Eligibility for Participation
Participation is based on each associate's scope of responsibility and contribution to the organization. Each participant has a plan assignment of Corporate, Corporate-BU Blended (Global Hexion plus Business Unit) or Business Unit.
Plan Performance Measures
The Plan performance measures are based on three performance criteria: EBITDA, EH&S and Cash Flow.
EBITDA
EBITDA refers to Earnings before Interest, Taxes, Depreciation and Amortization, adjusted to exclude (i) certain non-cash items, (ii) certain other income and expenses and (iii) discontinued operations. EBITDA is a critical measure on which the investment community and future shareholders will evaluate Hexion's performance. As a result, participants should be focused and incented to manage the business to achieve EBITDA targets.

The Plan remains at the total discretion of the Committee. Hexion Holdings retains the right to amend or adapt the design and rules of the Plan. Local laws will prevail where necessary.

EBITDA will be measured for Global Hexion and for each specified Hexion Business Unit. Participants have a total of sixty-five (65) percent of their incentive target based on the achievement of EBITDA targets. EBITDA achievement measured for Global Hexion and each specified Business Unit may exclude certain unusual, non-recurring items at the discretion of the Committee.
Environmental Health and Safety (EH&S)
EH&S measures environmental and safety results including (i) SIFs – severe incident factors, (ii) OIIR – occupational illness and injury rate and (iii) total environmental events (ERI). EH&S will be measured for Global Hexion.
Total environmental events are a combination of PSI Tier 2 Spill (which is a Loss of Primary Containment that meets the Tier 2 threshold quantity as defined by the Center for Chemical Process Safety (CCPS)), and top-Level Environmental Events (federally reportable releases and permit exceedances).
Participants have a total of ten (10) percent of their incentive target based on the achievement of EH&S goals – five (5) percent for OIIR and two and one-half (2.5) percent each for SIF’s and ERI.
Cash Flow
Cash Flow (Cash Flow from Operations) represents the amount of cash generated by business operations. Cash flow is defined as EBITDA, net trading capital improvement and/or usage, capital spending and interest paid along with other operating cash flow items such as income taxes paid and pension contributions. The purpose of this component is to focus on cost control and cost reduction actions to preserve an adequate amount of liquidity to fund operations and capital expenditures, service debt, and ultimately sustain the business through difficult economic cycles.
Cash Flow will be measured for Global Hexion, and may exclude certain unusual, non-recurring items at the discretion of the Committee.
Participants have a total of twenty-five (25) percent of their incentive target based on the achievement of Cash Flow targets.

Target Incentive
Each participant will have a target incentive opportunity expressed as a percent of his or her base salary. Plan assignments and targets are determined by the associate's business responsibilities and scope of his or her role and contributions within the organization.

The Plan remains at the total discretion of the Committee. Hexion Holdings retains the right to amend or adapt the design and rules of the Plan. Local laws will prevail where necessary.

Plan Structure
The following tables depict the structure described above.

Plan Level	EBITDA	EH&S	Cash Flow
Corporate	65% Global Hexion	10% Global Hexion	25% Global Hexion
Corporate-BU Blended	35% Global Hexion 15% Adhesives 15% Coatings and Composites	10% Global Hexion	25% Global Hexion
Business Unit(1)	32.5% Global Hexion 32.5% Business Unit	10% Global Hexion	25% Global Hexion
(1)     Business Unit shall refer to the applicable business unit plan assignment as determined by the Committee.

Calculation of Incentive Payments
Payment based on the EBITDA measure will range from a minimum of one (1) percent of the EBITDA incentive opportunity to a maximum of 200 percent of the EBITDA incentive opportunity based on applicable EBITDA achievement. Payment based on the Cash Flow measure will range from a minimum of one (1) percent of the Cash Flow incentive opportunity to a maximum of 200 percent of the Cash Flow incentive opportunity based on applicable Cash Flow achievement. Payment based on the EH&S measures will range from 30 percent of the applicable EH&S incentive opportunity to a maximum of 200 percent of the applicable EH&S incentive opportunity based on the applicable EH&S achievement.
There will be no payout based on EH&S achievement if, during the plan year, any incident at a Hexion site results in a fatality.
Calculation of EBITDA performance between the minimum and target performance levels and the target and maximum performance levels will be linear, rounded to the nearest 1/10th of one percent. There is no additional payment made for performance above the maximum level of performance.
Each of the performance measures is evaluated independently such that a payout for achieving one performance measure is not dependent upon the achievement of any other performance measure.

The Plan remains at the total discretion of the Committee. Hexion Holdings retains the right to amend or adapt the design and rules of the Plan. Local laws will prevail where necessary.

Basis for Award Payouts
Financial Results
Any Plan payouts require the prior approval of the Chairs of the Audit and Compensation Committees of the Board if they are to be made before audited financial results have been formally approved and publicly announced.
Plan Assignments
Any change in a participant’s plan assignment that is not related to a job transfer must be approved by an appropriate Vice President. Plan assignments for each associate are audited at the start of the plan year to conform to any additions or removals of plan assignments.
Limitations
The Committee may elect to modify the calculation of the annual targets based on acquisitions, divestitures or other unusual, non-recurring events or transactions that occur during the plan year.
Eligibility Requirement
To receive an incentive payment, a plan participant must be actively employed by Hexion on the final day of the Plan Year and have worked at least one day in the plan year.
Payments
Generally, payouts under the Plan are made no later than the last payroll period in April following the end of the Plan Year. Incentive payments are subject to applicable taxes, garnishment, and wage orders. If a plan participant is on a leave of absence at the time of payout, the award will be paid at the same time as other plan participants.
Proration of Payments
Proration of payments will be made on a daily basis. A participant's incentive payment will be prorated for any of the following conditions:
a.    New Hires: Awards to participants who commenced employment during the Plan Year will be prorated. Rehires are considered new hires, including when an associate terminates and is rehired in the same plan year.
b.    Salary: Awards will be calculated based on the participant's base salary as of July 1st. Awards to participants whose base salary changes after July 1 will be prorated. Changes to part-time status throughout the year will be adjusted for accordingly.

The Plan remains at the total discretion of the Committee. Hexion Holdings retains the right to amend or adapt the design and rules of the Plan. Local laws will prevail where necessary.

c.    Job Changes or Transfers:
1.Awards to participants who experience a job change or transfer during the Plan Year—which results in a different ICP target or plan assignment—will be prorated.
2.In the event of currency change, the payment will be made in the currency of record on of 12/31.
d.    Leaves of Absence: For approved leaves of absence that exceed 12 cumulative weeks (84 days), the amount of time not worked beyond the 12 weeks will be excluded from the Plan Year and the associate will receive a prorated incentive.
e.    Death: In the event of an associate’s death during the plan year, a prorated payment will be made. The award will be paid at the same time as other plan participants.

* * *

The Plan remains at the total discretion of the Committee. Hexion Holdings retains the right to amend or adapt the design and rules of the Plan. Local laws will prevail where necessary.